                                                                    EXHIBIT 4.6


[UNION BANK LOGO]

                            BUSINESS LOAN AGREEMENT



This Business Loan Agreement (this "Agreement") is entered into as of the date set forth below between Union Bank ("Bank") and the undersigned ("Borrower") with respect to each and every extension of credit (whether one or more, collectively referred to as the "Loan") from Bank to Borrower. In consideration of the Loan, Bank and Borrower agree to the following terms and conditions:

1.   THE LOAN.

     1.1 THE NOTE. The Loan is evidenced by one or more promissory notes or other evidences of indebtedness, including each amendment, extention, renewal or replacement thereof, which are incorporated herein by this reference (whether one or more, collectively referred to as the "Note").

     * Wherever "N/A" appears in a blank in this Agreement, it means the Subsection in which it appears is deemed deleted from this Agreement.

     1.2 REVOLVING LOAN CLEAN-UP PERIOD. For any portion of the Loan which is a revolving loan, at least 30 consecutive days during each 12 month period the principal amount outstanding under such revolving loan must be zero.

     1.3 TERM LOAN AVAILABILITY PERIOD. For any portion of the Loan which is a term loan, loan proceeds shall be available for disbursement from N/A, 199_, through __________, 199_, only.

     1.4 FEE. Borrower shall pay to Bank a fee of $1,000.00

     1.5 COLLATERAL. The payment and performance of all obligations of Borrower under the Loan Documents is and shall be during the term of the Loan by a perfected security interest in such real or personal property collateral as is required by Bank and each security interest shall rank in first priority unless otherwise specified in writing by Bank.

     1.6 GUARANTY. The payment and performance of all obligations of Borrower under the Loan Documents are and shall be during the term of the Loan guaranteed by: N/A

     1.7 SUBORDINATION. Certain other obligations of Borrower are and shall be during the term of the Loan subordinated, to the repayment of the Loan and all other obligations of Borrower to Bank, pursuant to one or more subordination agreement(s) in favor of Bank executed and delivered by: N/A

2. CONDITIONS TO AVAILABILITY OF THE LOAN. Before Bank is obligated to disburse all or any portion of the Loan, the Bank must have received (a) the Note and every other document required by Bank in connection with the Loan, each of which must be in form and substance satisfactory to Bank (together with this Agreement, referred to as the "Loan Documents"), (b) payment of any fee required in connection with the Loan.

3. REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants (and each request for a disbursement of the proceeds of the Loan shall be deemed a representation and warranty made on the date of such request) that:

     3.1 Borrower is an individual or Borrower is duly organized and existing under the laws of the state of its organization and is duly qualified to conduct business in each jurisdiction in which its business is conducted;

     3.2 The execution, delivery and performance of the Loan Documents executed by Borrower are within Borrower's power, have been duly authorized, are legal, valid and binding obligations of Borrower, and are not in conflict with the terms of any charter, bylaw, or other organization papers of Borrower or with any law, indenture, agreement or undertaking to which Borrower is a party or by which Borrower is bound or affected;

    3.3 All financial statements and other financial information submitted by Borrower to Bank are true and correct in all material respects and there has been no material adverse change in Borrower's financial condition since the date of the latest of such financial statements;

    3.4 Borrower is properly licensed and in good standing in each state in which Borrower is doing business, and Borrower has complied with all laws and regulations affecting Borrower, including without limitation, each applicable fictitious business name statute;

    3.5 There is no event which is, or with notice or lapse of time or both would be, an Event of Default (as defined in Article 5);

    3.6 Borrower is not engaged in the business of extending credit for the purpose of, and no part of the Loan will be used, directly or indirectly, for purchasing or carrying margin stock within the meaning of Federal Reserve Board Regulation U; and

    3.7 Borrower is not aware of any fact, occurrence or circumstance which Borrower has not disclosed to Bank in writing which has, or could reasonably be expected to have, a material adverse effect on Borrower's ability to repay the Loan or perform its obligations under the Loan Documents.

4. COVENANTS. Borrower agrees, so long as the Loan or any commitment to make any advance under the Loan is outstanding and until full and final payment of all sums outstanding under any Loan Document, that Borrower will:

    4.1 MAINTAIN:

    (a) Working Capital equal to at least $ N/A. As used herein, "Working Capital" means the excess of current assets over current liabilities);

    (b) A ratio of current assets to current liabilities of at least N/A:1.00;

    (c) A quick ratio of cash, accounts receivable and marketable securities to current liabilities of at least N/A:1.00;

    (d) Tangible Net Worth of at least $15,000,000.00 (As used herein "Tangible Net Worth" means net worth increased by indebtedness of Borrower subordinated to Bank and decreased by patents, licenses, trademarks, trade names, goodwill and other similar intangible assets, organizational expenses, security deposits, prepaid costs and expenses and monies due from affiliates including officers, shareholders and directors);

    (e) A ratio of total liabilities to Tangible Net Worth of not greater than .75:1.00 (as used herein "Tangible Net Worth" means net worth increased by indebtedness of Borrower subordinated to Bank and decreased by patents, licenses, trademarks, trade names, goodwill and other similar intangible assets, organizational expenses, security deposits and monies due from affiliates including officers, shareholders and directors);

    (f) A profit after taxes of not less than $1.00, to be measured as of the end of each fiscal year of Borrower.

    (g) A ratio of Cash Flow to Debt Service of 1.25:1.00. Compliance with this subsection to be measured as of the end of each fiscal year of Borrower. (As used herein, "Debt Service" means that portion of long-term liabilities and capital leases coming due within 12 months of the date of calculation, and "Cash Flow" means net profit after taxes, to which depreciation, amortization and other non-cash expenses are added for the 12 month period immediately preceding the date of calculation); and

    (h) N/A

All accounting terms used in this Agreement shall have the definitions given them by generally accepted accounting principles, unless otherwise defined herein.

    4.2 Give written notice to Bank within 15 days of the following:

(a) Any litigation or arbitration proceeding affecting Borrower where the amount in controversy is $100,000.00 or more;

(b) Any material dispute which may exist between Borrower and any government regulatory body or law enforcement body;

(c) Any Event of Default or any event which, upon notice, or lapse of time, or both, would become an Event of Default;

(d) Any other matter which has resulted or is likely to result in a material adverse change in Borrower's financial condition or operation; and

(e) Any change in Borrower's name or the location of Borrower's principal place of business, or the location of any collateral for the Loan, or the establishment of any new place of business or the discontinuance of any existing place of business.

4.3 Furnish to Bank an income statement, balance sheet, and statement of retained earnings, with supportive schedules ("Financial Statement"), and any other financial information requested by Bank, prepared in accordance with generally accepted accounting principles and in a form satisfactory to Bank as follows:

(a) Within 45 days after the close of each fiscal quarter, Borrower's Financial Statement as of the close of such period;

(b) Within 120 days after the close of each fiscal year, a copy of Borrower's annual Financial Statement prepared by a certified public accountant on a(n) reviewed basis. Any independent certified public accountant who prepares Borrower's Financial Statement shall be selected by Borrower and reasonably satisfactory to Bank;

(c) Within N/A days after the close of each fiscal year, a copy of each guarantor's annual Financial Statement;

(d) If any portion of the Loan is a Borrowing Base Loan, within N/A days after each calendar month end, a copy of Borrower's monthly accounts receivable and accounts payable agings, and a certification of compliance with the borrowing base described in Section 1.2 above, executed by Borrower, which certificate shall accurately report Borrower's accounts receivable and Eligible Accounts; and

(e) Promptly upon request, any other financial information requested by Bank.

4.4 Furnish to Bank, on Bank's request, a copy of Borrower's and each guarantor's most recently filed federal income tax return with all accompanying schedules.

4.5 Borrower will pay or reimburse Bank for all costs, expenses and fees incurred by Bank in preparing and documenting this Agreement and the Loan, and all amendments and modifications thereof, including but not limited to all filing and recording fees, costs of appraisals, insurance and attorney's fees, including the reasonable estimate of the allocated costs and expenses of in-house legal counsel and staff.

4.6 Maintain and preserve Borrower's existence, present form of business and all rights, privileges and franchises necessary or desirable in the normal course of its business, and keep all of Borrower's properties in good working order and condition.

4.7 Maintain and keep in force insurance with companies acceptable to Bank and in such amounts and types, including without limitation fire and public liability insurance, as is usual in the business carried on by Borrower, or as Bank may reasonably request. Such insurance policies must be in form and substance satisfactory to Bank.

4.8 Maintain adequate books, accounts and records and prepare all financial statements required hereunder in accordance with generally accepted accounting principles, and in compliance with the regulations of any governmental regulatory body having jurisdiction over Borrower or Borrower's business and permit employees or agents of Bank at any reasonable time to inspect Borrower's assets and properties, and to examine or audit Borrower's books, accounts and records and make copies and memoranda thereof.

4.9 At all times comply with, or cause to be complied with, all laws, statutes, rules, regulations, orders and directions of any governmental authority having jurisdiction over Borrower or Borrower's business, and all material agreements to which Borrower is a party.

4.10 Except as provided in this Agreement, or in the ordinary course of its business as currently conducted, not make any loans or advances, become a guarantor or surety, pledge its credit or properties in any manner, or extend credit.

4.11 Not purchase the debt or equity of another person or entity except for savings accounts and certificates of deposit of Bank, direct U.S. Government obligations and commercial paper issued by corporations with top ratings of Moody's or Standard & Poor's, provided that all such permitted investments shall mature within one year of purchase.

     4.12 Not create, assume or suffer to exist any mortgage, encumbrance, security interest, pledge or lien ("Lien") on Borrower's real or personal property, whether nor owned or hereafter acquired, or upon the income or profits thereof except the following: (a) Liens in favor of Bank, (b) Liens for taxes or other items not delinquent or contested in good faith, (c) other Liens which do not exceed in the aggregate $ N/A at any one time.

     4.13 Not sell or discount any account receivable or evidence of indebtedness, except to Bank; not borrow any money, become contingently liable for money borrowed, except pursuant to agreements made with Bank.

     4.14 Neither liquidate, dissolve, enter into any consolidation, merger, partnership, or other combination; nor convey, sell or lease all or the greater part of its assets or business; nor purchase or lease all or the greater part of the assets or business of another.

     4.15 Not engage in any business activities or operations substantially different from or unrelated to present business activities and operations.

     4.16 Not, in any single fiscal year of Borrower, expend or incur obligations of more than $ N/A for the acquisition of fixed or capital assets.

     4.17 Not, in any single fiscal year of Borrower, enter into any lease of real or personal property which would cause Borrower's aggregate annual obligations under all such real and personal property leases to exceed $ N/A.

     4.18 Borrower will promptly, upon demand by Bank, take such further action and execute all such additional documents and instruments in connection with this Agreement as Bank in its reasonable discretion deems necessary, and promptly supply Bank with such other information concerning its affairs as Bank may request from time to time.

5. EVENTS OF DEFAULT. The occurrence of any of the following events ("Events of Default") shall terminate any obligation on the part of Bank to make or continue the Loan and automatically, unless otherwise provided under the Note, shall make all sums of interest and principal and any other amounts owing under the Loan immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or any other notices or demands:

     5.1 Borrower shall default in the due and punctual payment of the principal of or the interest on the Note or any of the Loan Documents;

     5.2 Any default shall occur under the Note;

     5.3 Borrower shall default in the due performance or observance of any covenant or condition of the Loan Documents;

     5.4 Any guaranty or subordination agreement required hereunder is breached or becomes ineffective, or any guarantor or subordinating creditor dies or disavows or attempts to revoke or terminate such guaranty or subordination agreement; or

     5.5 There is a change in ownership or control of 10% or more of the issued and outstanding stock of Borrower or any guarantor, or (in the case of a partnership borrower) there is a change in ownership or control of any general partner's interest.

6. MISCELLANEOUS.

     6.1 The rights, powers and remedies given to Bank hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers, and remedies given to Bank by law against Borrower or any other person, including but not limited to Bank's rights or set off of banker's lien.

     6.2 Any forbearance or failure or delay by Bank in exercising any right, power or remedy hereunder shall not be deemed a waiver thereof and any single or partial exercise of any right, power or remedy shall not preclude the further exercise thereof. No waiver shall be effective unless it is in writing and signed by an officer of Bank.

     6.3 The benefits of this Agreement shall inure to the successors and assigns of Bank and the permitted successors and assignees of Borrower, and any assignment by Borrower without Bank's consent shall be null and void.

     6.4 This Agreement and all other agreements and instruments required by Bank in connection therewith shall be governed by and construed according to the laws of the State of California.

     6.5 Should any one or more provisions of this Agreement be determined to be illegal or unenforceable, all other provisions nevertheless shall be effective.

     6.6 Except for documents and instruments specifically referenced herein, this Agreement constitutes the entire agreement between Bank and Borrower regarding the Loan and all prior communications, verbal or written, between Borrower and Bank shall be of no further effect or evidentiary value.

     6.7 The section headings herein are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

     6.8 This Agreement may be amended only in writing signed by all parties hereto.

     6.9 Borrower and Bank may execute one or more counterparts to this Agreement, each of which shall be deemed an original.

     6.10 Any notices or other communications provided for all allowed hereunder shall be effective only when given by one of the following methods and addressed to the respective party at its address given with the signatures at the end of this Agreement and shall be considered to have been validly given: (a) upon delivery, if delivered personally; (b) upon receipt, if mailed, first class postage prepaid, with the United States Postal Service; (c) on the next business day if sent by overnight courier service of recognized standing; and (d) upon telephoned confirmation of receipt, if telecopied.

7. ADDITIONAL PROVISIONS. The following additional provision, if any, are hereby made part of this Agreement:





IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of October 24, 1995.


       UNION BANK ("BANK")                           ("BORROWER")

By: /s/ JON STRAYER                      LA VICTORIA FOODS, INC.
   -------------------------------       --------------------------------------
Title: Vice President
      ----------------------------
Printed Name: Jon Strayer
             ---------------------

By:                                      By:  /s/ ROBERT C. TANKLAGE
   -------------------------------          -----------------------------------
Title:                                   Title: President
      ----------------------------             --------------------------------
Printed Name:                            Printed Name: Robert C. Tanklage
             ---------------------
                                         By:
                                            -----------------------------------
                                         Title:
                                               --------------------------------
                                         Printed Name:
                                                      -------------------------


Address where notices to                 Address to where notices to
Bank are to be sent:                     Borrower are to be sent:


445 South Figueroa Street, 16th Floor    240 South Sixth Ave.
-------------------------------------    --------------------------------------
Los Angeles, CA 90071                    City of Industry, CA 91746
-------------------------------------    --------------------------------------

-------------------------------------    --------------------------------------
Fax Number: (213) 236-7638               Fax Number: (818) 968-7510

                              FIRST AMENDMENT TO
                            BUSINESS LOAN AGREEMENT

This First Amendment to Business Loan Agreement (this "First Amendment") dated as of May 22, 1997, is made and entered into by and between La Victoria Foods, Inc. ("Borrower"), and Union Bank of California, N.A. ("Bank").

                                   RECITALS:

A. Borrower and Bank are parties to that certain Business Loan Agreement dated October 24, 1995 ("Agreement"), pursuant to which Bank agreed to extend credit to Borrower.

B. Borrower and Bank desire to amend the Agreement subject to the terms and conditions of this First Amendment.

                                  AGREEMENT:

In consideration of the above recitals and of the mutual covenants and conditions contained herein, Borrower and Bank agree as follows:

1. Defined Terms. Initially capitalized terms used herein which are not otherwise defined shall have the meanings assigned thereto in the Agreement.

2.   Amendments to the Agreement.

     (a) Section 5.5, change in ownership or control of 10% or more, of the Agreement is hereby deleted in its entirety.

                                 RATIFICATION:

Except as specifically amended hereinabove, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

WITNESS the due execution hereof as of the date first above written.


LA VICTORIA FOODS, INC.                           UNION BANK OF CALIFORNIA, N.A.

By:  /s/ ROBERT C. TANKLAGE                       By:  /s/ JON STRAYER
   -----------------------------                     --------------------------
Title: President                                  Title: Vice President
      --------------------------                        -----------------------

                              SECOND AMENDMENT TO
                           BUSINESS LOAN AGREEMENT

This Second Amendment to Business Loan Agreement (this "Second Amendment") dated as of June 20, 1997, is made and entered into by and between La Victoria Foods, Inc. ("Borrower"), and Union Bank of California, N.A. ("Bank").

                                   RECITALS:

A. Borrower and Bank are parties to that certain Business Loan Agreement dated October 24, 1995 ("Agreement"), pursuant to which Bank agreed to extend credit to Borrower.

B. Borrower and Bank desire to amend the Agreement subject to the term and conditions of this Second Amendment.

                                  AGREEMENT:

In consideration of the above recitals and of the mutual covenants and conditions contained herein, Borrower and Bank agree as follows:

1. Defined Terms. Initially capitalized terms used herein which are not otherwise defined shall have the meanings assigned thereto in the Agreement.

2. Amendments to the Agreement.

     (a) Section 4.1(d) Tangible Net Worth, line one of the Agreement is hereby amended by sustituting the amount $11,500,000 for the amount $15,000,000.

     (b) Section 4.1(e) A ratio of total liabilities to Tangible Net Worth, line one of the Agreement is hereby amended by substituting the ratio 1.0 to
1.0 for the ratio .75 to 1.0.

                                RATIFICATION:

Except as specifically amended hereinabove, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

WITNESS the due execution hereof as of the date first above written.

LA VICTORIA FOODS, INC.                 UNION BANK OF CALIFORNIA, N.A.

By:                                     By: /s/ JON STRAYER
   -----------------------------           -----------------------------

Title:                                  Title: Vice President
      --------------------------              --------------------------